Exhibit 99.1

June 23, 2025

European Commission approves Liberty Media’s acquisition of MotoGP™

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) received unconditional approval today from the European Commission to complete its acquisition of Dorna Sports, S.L. (“Dorna”), the exclusive commercial rights holder of the MotoGP™ World Championship (“MotoGP”). Receipt of the European Commission’s approval is the final condition to the transaction, which is now expected to close no later than July 3, 2025.

This acquisition enables Liberty Media to accelerate MotoGP’s international appeal and bring captivating racing to a wider global audience. The first MotoGP season was held in 1949 with six rounds staged across Europe and has grown to comprise 22 races across 18 countries for the 2025 season, which is broadcast to hundreds of millions internationally. Liberty Media will leverage its expertise in developing sports and entertainment assets to further expand MotoGP’s fanbase and grow the sport commercially. Carmelo Ezpeleta, CEO of Dorna since 1998, will continue to run the business headquartered in Madrid.

“Today’s approval from the European Commission marks the final condition to closing Liberty’s acquisition of MotoGP. We are thrilled to officially commence Liberty’s partnership with Carmelo and his excellent management team,” said Derek Chang, Liberty Media President and CEO. “MotoGP is a highly attractive premium sports asset with incredible racing, a passionate fanbase and a strong cash flow profile. We believe the sport and brand have significant growth potential, which we will look to realize through deepening the connection with the core fan base and expanding to a wider global audience.”

“We are very happy that the European Commission has approved the transaction. This is an important milestone confirming the even brighter future that lies ahead for MotoGP,” said Carmelo Ezpeleta, CEO of MotoGP rights holder Dorna. “MotoGP is one of the most thrilling sports on earth, and we look forward to accelerating the sport’s growth and expanding its reach to even more fans around the world. Liberty is the best possible partner for our sport and the entire MotoGP community, and we are excited to create even greater value for our fans, commercial partners and everyone competing.”

Liberty Media will acquire 84% of Dorna with Dorna management retaining 16% of the business. The transaction reflects an enterprise value for Dorna of €4.3 billion1 and an equity value of €3.7 billion with the existing debt balance at Dorna expected to remain in place after closing.

The purchase price for Liberty Media’s 84% stake will be paid in cash, including cash on hand at Formula One Group and Formula 1 and proceeds from $1 billion of committed term loan financing at Formula 1. Formula 1’s pro forma net leverage following the acquisition is expected to be under 3.5x, which would permanently reduce the margin on F1’s Term Loan B to 1.75%. Promptly after the transaction closes, Formula One Group expects to draw from Dorna cash and committed term loan proceeds, bringing pro forma leverage at Dorna to just below 5.5x.

(1) Includes €126 million payment to sellers to extend the longstop date for regulatory approval.

Following the transaction close, members of Liberty Media’s board of directors and management team, including Chase Carey, director of Liberty Media and former CEO of Formula 1, and Sean Bratches, former Managing Director of Commercial Operations at Formula 1, will join Carmelo Ezpeleta and Enrique Aldama, the Chief Operating and Financial Officer of Dorna, on Dorna’s board of directors, which is responsible for oversight of the business and its strategic direction.

Liberty Media has received the necessary regulatory approvals in all other jurisdictions to close the acquisition. Following the acquisition, Liberty Media’s Formula One Group tracking stock will be comprised of its subsidiaries Formula 1, MotoGP and Quint, as well as certain minority investments.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in media, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

About Dorna Sports, S.L. & MotoGP™

Dorna Sports became the sole commercial and television rights holder of the FIM MotoGP™ World Championship in 1991 and is based in Madrid, with premises in Barcelona and a subsidiary in Rome. Dorna holds exclusive rights to MotoGP feeder series Moto2™ and Moto3™, electric series MotoE™, the FIM Superbike World Championship and the FIM Women's Circuit Racing World Championship.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the proposed transaction, the timing of its completion, statements relating to our expectations regarding Dorna and its MotoGP business and prospects and matters relating to debt. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, but not limited to: historical financial information may not be representative of future results; there may be significant transaction costs and integration costs in connection with the proposed transaction; the parties may not realize the potential benefits of the proposed transaction in the near term or at all; the proposed transaction may not be consummated; there may be liabilities that are not known, probable or estimable at this time; the proposed transaction may result in the diversion of management’s time and attention to issues relating to the proposed transaction and integration; unfavorable outcome of legal proceedings that may be instituted against the parties; risks inherent to the business may result in additional strategic and operational risks, which may impact Liberty Media’s risk profile, which it may not be able to mitigate effectively; and other risks and uncertainties detailed in periodic reports that Liberty Media files with the SEC. These forward-looking statements speak only as of the date of this press release and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media subsequently file with the SEC, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s businesses which may affect the statements made in this press release.

Liberty Media Corporation – Investor Contact
Shane Kleinstein, +1 720-875-5432

Dorna Sports, S.L. – Media Contact
Frances Wyld, franceswyld@dorna.com

Source: Liberty Media Corporation